EXHIBIT 4

Execution Version

CONTRIBUTION AND ROLLOVER AGREEMENT

This CONTRIBUTION AND ROLLOVER AGREEMENT (this “Agreement”), dated as of August 7, 2009, is by and among MedPak Holdings, Inc., a Delaware corporation (“Holdings”), and the Persons listed on Schedule 1 hereto that are parties hereto (each, individually, a “Rollover Shareholder” and, collectively, the “Rollover Shareholders”). Holdings and the Rollover Shareholders are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Holdings, MedPak Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), and MTS Medication Technologies, Inc., a Delaware corporation (the “Company”), are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Holdings;

WHEREAS, pursuant to this Agreement, the Rollover Shareholders will contribute on the Closing Date (the “Rollover Date”) and prior to the Effective Time, the Rollover Shares (as defined below) to Holdings in exchange for Exchange Equity (each defined below); and

WHEREAS, for federal income tax purposes, it is intended that the contributions made to Holdings in contemplation of the Merger and the Rollover (as defined below) shall, together, qualify as contributions of property for stock within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I

ROLLOVER

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Section 1.2 Rollover Commitment; Exchange Equity.

(a) Upon the terms and subject to the conditions hereof, each Rollover Shareholder agrees to contribute to Holdings on the Rollover Date at least that number of shares of the Company’s Common Stock set forth opposite such Rollover Shareholder’s name on Schedule 1 hereto (such shares are referred to herein as such Rollover Shareholder’s “Minimum Contribution” and all such Minimum Contributions, together, are referred to herein as the “Minimum Number of Rollover Shares”). In addition, the Rollover Shareholders may contribute to Holdings pursuant to the terms hereof up to an additional 256,521 shares of the Company’s Common Stock in aggregate, such that the maximum number of shares of the

Company’s Common Stock that may be contributed by the Rollover Shareholders pursuant hereto shall be 1,300,000 (the “Maximum Number of Rollover Shares”).

(b) At least five Business Days prior to the Rollover Date, the Rollover Shareholders shall deliver to Holdings a commitment schedule (the “Commitment Schedule”) executed by each Rollover Shareholder that sets forth (i) the aggregate number of shares of the Company’s Common Stock that the Rollover Shareholders will contribute to Holdings (the “Rollover Shares”), which number shall not be less than the Minimum Number of Rollover Shares nor more than the Maximum Number of Rollover Shares, and (ii) the number of such Rollover Shares to be contributed to Holdings by each Rollover Shareholder, which for each such Rollover Shareholder shall not be less than such Rollover Shareholder’s Minimum Contribution. Once executed and delivered the Commitment Schedule shall be binding and each Rollover Shareholder shall be obligated, upon the terms and subject to the conditions hereof, to contribute to Holdings that number of Rollover Shares designated in the Commitment Schedule as being contributed by such Rollover Shareholder. Notwithstanding the foregoing, the failure of any Rollover Shareholder to deliver or execute the Commitment Schedule shall not affect such Rollover Shareholder’s obligation to contribute such Rollover Shareholder’s Minimum Contribution on the Rollover Date.

(c) At least three Business Days prior to the Rollover Date, Holdings shall (i) notify the Rollover Shareholders of the number of shares (or fractions thereof) of Holdings’ Series A Preferred Stock and Voting Common Stock (each as defined in Section 2.1(e) hereof) that will be issued to the Rollover Shareholders in exchange for each Rollover Share (the Series A Preferred Stock and Voting Common Stock to be issued in exchange for the Rollover Shares pursuant hereto are referred to herein as the “Exchange Equity” and the number of shares (or fractions thereof) of Exchange Equity to be issued in exchange for a single Rollover Share is referred to herein as a “Unit of Exchange Equity”), and (ii) provide the Rollover Shareholders with a capitalization table that sets forth the number of shares of each class of Holdings’ authorized capital stock that will be issued and outstanding immediately following the Effective Time (the “Post-Closing Cap Table”). All Units of Exchange Equity to be issued to a Rollover Shareholder pursuant hereto shall be aggregated for purposes of determining the number of shares of Exchange Equity to be issued to such Rollover Shareholder and, after giving effect to such aggregation, no fractional shares of capital stock of Holdings shall be issued pursuant hereto. If any fractional interest in a share would, but for this provision, be deliverable in connection with the Rollover, Holdings shall, in lieu of delivery of a fractional share thereof, pay to such Rollover Shareholder an amount in cash equal to the product of $5.75 multiplied by the applicable fractional interest.

Section 1.3 Contribution and Rollover. On the Rollover Date (provided that all of the conditions set forth in Article VI of the Merger Agreement that are capable of being satisfied prior to Closing have been satisfied or waived, as applicable) and prior to the Effective Time, each Rollover Shareholder shall contribute to Holdings that number of Rollover Shares designated in the Commitment Schedule as being contributed by such Rollover Shareholder or if no such Commitment Schedule exists, such Rollover Shareholder’s Minimum Contribution. In exchange for (and conditioned upon) (a) such Rollover Shareholder’s contribution of such Rollover Shares to Holdings, and (b) the prior or contemporaneous execution and delivery by such Rollover Shareholder of a counterpart to the Stockholders Agreement, dated as of the

Closing Date, by and among Holdings and the stockholders thereof (as amended, restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), Holdings shall issue to such Rollover Shareholder in exchange for each such Rollover Share one Unit of Exchange Equity. For purposes hereof, the foregoing contribution and exchange are collectively referred to herein as the “Rollover.”

Section 1.4 Legends, etc. All certificates (if any) representing the Exchange Equity issued pursuant hereto shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, RIGHTS OF FIRST REFUSAL, CO-SALE AND REQUIREMENTS OF SALE AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS AGREEMENT AMONG MEDPAK HOLDINGS, INC. (THE “COMPANY”), AND CERTAIN STOCKHOLDERS THEREOF, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A STATEMENT OF THE PROVISIONS AND THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER

SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

THESE SHARES SHALL NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF [            ], 2009 AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN.”

ARTICLE II

HOLDINGS REPRESENTATION AND WARRANTIES

Section 2.1 Representations and Warranties. In connection with Holdings’ issuance of the Exchange Equity upon the terms and subject to the conditions hereof Holdings represents and warrants to each Rollover Shareholder as of the date hereof, and as of the Rollover Date, as follows:

(a) Organization, Power and Authority, and Qualification. Holdings is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and corporate authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

(b) Binding Obligation, and Approvals. Holdings has caused this Agreement to be validly executed on its behalf and delivered to each Rollover Shareholder, and this Agreement constitutes a valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, reorganization, fraudulent transfer, other laws affecting creditors’ rights generally, and to general principles of equity. Other than as referenced in Section 4.3 of the Merger Agreement, Holdings need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(c) Business of Holdings. Holdings and Merger Sub, were each recently incorporated in order to engage in the transactions contemplated under the Merger Agreement and this Agreement. The only business activities conducted by Holdings prior to the date hereof have been in connection with the transactions contemplated by the Merger Agreement and any agreement related thereto, this Agreement and any agreement related thereto, and the preparation of any documents related to any such agreements, including but not limited to the transactions, agreements and documents related to the financing of any transactions contemplated by any of the foregoing. Except in connection with the agreements, instruments and other documents entered into in connection with the Merger Agreement, neither Holdings nor Merger Sub is, or has agreed to be, liable for any debt, liabilities or obligations.

(d) Title to Shares. Upon the contribution by each Rollover Shareholder of its Rollover Shares and delivery by Holdings to such Rollover Shareholder of certificates for the

Exchange Equity that such Rollover Shareholder is acquiring pursuant hereto, (i) such Exchange Equity will be duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, rights of first refusal or similar rights (except such rights as are set forth in the Stockholders Agreement) and (ii) such Rollover Shareholder will acquire good, valid, and marketable title thereto, free and clear of all Liens, other than those imposed by law or contemplated by this Agreement and the Stockholders Agreement or those that result from action by such Rollover Shareholder.

(e) Capitalization. Immediately prior to the consummation of the Rollover, the authorized capital stock of Holdings shall consist of (i) 1,300,000 shares of Common Stock, par value $0.001 (the “Common Stock”), 1,100,000 shares of which shall have been designated “Voting Common Stock” (the “Voting Common Stock”) and 200,000 shares of which shall have been designated “Non-Voting Common Stock” (the “Non-Voting Common Stock”); and (ii) 1,300,000 shares of Preferred Stock, par value $0.001 (the “Preferred Stock”), 1,100,000 shares of which shall have been designated “Series A Preferred Stock” (the “Series A Preferred Stock”) and 200,000 shares of which shall have been designated “Incentive Stock” (the “Incentive Stock”). Immediately following the Effective Time, the issued and outstanding capital stock of Holdings shall be as set for the in the Post-Closing Cap Table and no other shares of capital stock of Holdings will be issued and outstanding. Except for options to purchase shares of Non-Voting Common Stock that may be granted to certain members of management of the Company and its Subsidiaries following the consummation of the Transactions contemplated by the Merger Agreement, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or similar rights or other contracts or commitments to purchase capital stock of Holdings issued or required to be issued as of the date hereof or immediately following the Effective Time. The rights, preferences, privileges and restrictions of the Voting Common Stock, Non-Voting Common Stock, Series A Preferred Stock and Incentive Stock of Holdings will be as stated in the Amended and Restated Certificate of Incorporation of Holdings in substantially the form attached hereto as Exhibit A, which will be filed with the Secretary of the State of the State of Delaware on the Rollover Date and prior to the Effective Time. All shares of capital stock of Holdings issued prior to or in connection with the Rollover shall have been duly authorized, and when issued will be validly issued, fully paid and nonassessable. Assuming the Rollover Shareholders contribute the Minimum Number of Rollover Shares, the Exchange Equity issued to the Rollover Shareholders in exchange therefor will represent not less than 20% nor more than 26% of Holdings outstanding capital stock immediately following the Effective Time, subject to adjustment for failure to obtain the Financing pursuant to the terms of the Financing Commitment.

(f) No Preemptive Rights. No holder of shares of Holdings’ capital stock has any preemptive rights, except as provided in the Stockholders Agreement.

ARTICLE III

ROLLOVER SHAREHOLDER REPRESENTATIONS, WARRANTIES AND

ACKNOWLEDGEMENTS

Section 3.1 Representations and Warranties. In connection with its contribution of its Rollover Shares, its receipt of Exchange Equity upon the terms and subject to the conditions of

Section 1.2 above, and the other transactions related to the Rollover contemplated hereby, each Rollover Shareholder severally, but not jointly, represents and warrants to Holdings as of the date hereof, and as of the Rollover Date, as follows:

(a) Ownership of Rollover Shares. Such Rollover Shareholder owns beneficially and of record all of the Rollover Shares to be contributed by such Rollover Shareholder pursuant hereto, free and clear of any and all Liens, and all such Rollover Shares are duly authorized, validly issued, fully paid and nonassessable, and are held of record by such Rollover Shareholder.

(b) Accredited Investor and Knowledge of Holdings Business.

(i) Except as set forth in Schedule 3.1(b)(i), such Rollover Shareholder is an “accredited investor” within the meaning of Regulation D under the Securities Act, and such Rollover Shareholder has completed and delivered to Holdings an Accredited Investor Questionnaire in the form attached to this Agreement as Exhibit B.

(ii) Such Rollover Shareholder has such knowledge and experience in financial and business matters that such Rollover Shareholder is capable of evaluating the merits and risks of its investment in such Exchange Equity, and such Rollover Shareholder understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such Exchange Equity).

(iii) Such Rollover Shareholder is personally and directly familiar with the business that is conducted and is intended to be conducted by Holdings, including financial matters related to such business.

(iv) Such Rollover Shareholder has been given the opportunity to ask questions and receive answers concerning (1) the terms and conditions of the issuance of the Exchange Equity and the other transactions contemplated in connection with the Rollover and in connection with the Merger Agreement and (2) the financial condition, operation and prospects of Holdings, the Company and its Subsidiaries both before and after the Effective Time. Such Rollover Shareholder has had full access to such other information concerning Holdings, the Company and its Subsidiaries and their respective operations, assets, and liabilities as it has requested.

(c) Purchase for Investment.

(i) Such Rollover Shareholder understands that the Exchange Equity being purchased by such Rollover Shareholder hereunder has not been registered under the Securities Act, or under applicable “blue sky” Laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and applicable Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such Exchange Equity subsequently is so registered or qualifies for exemption from registration under the Securities Act and such Blue Sky Laws, and that the certificates representing such Exchange Equity shall bear a legend noting such restrictions as described in Section 1.4 hereof. Such Rollover Shareholder acknowledges that it is able to bear the economic risk of investment in the Exchange Equity for an indefinite period of time.

(ii) Such Rollover Shareholder is purchasing the Exchange Equity in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and such Rollover Shareholder understands that such Exchange Equity shall not be disposed of by such Rollover Shareholder in contravention of Holdings’ Certificate of Incorporation, Bylaws and Stockholders Agreement, the Securities Act, or any applicable Blue Sky Laws.

(d) No Conflict With Other Agreements. Such Rollover Shareholder has not taken any action that constitutes a conflict with, or violation or breach of (and the execution and delivery of this Agreement and the other agreements contemplated hereby will not conflict with, violate or cause a breach of) any noncompete, nonsolicitation or confidentiality agreement to which such Rollover Shareholder is a party or by which such Rollover Shareholder is bound.

(e) No Holdings Advice. Such Rollover Shareholder has received no advice from Holdings or any of its Affiliates as to the legal, investment or tax consequences of the Rollover Shareholder’s investment in the Exchange Equity.

(f) Binding Obligation. Such Rollover Shareholder has caused this Agreement to be duly and validly executed on its or his behalf and delivered to Holdings, and this Agreement constitutes a valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, reorganization, fraudulent transfer, other laws affecting creditors’ rights generally, and to general principles of equity.

Section 3.2 Acknowledgements. In connection with the execution of this Agreement, the contribution by each Rollover Shareholder to Holdings of its Rollover Shares, the receipt by such Rollover Shareholder of Exchange Equity in accordance with the terms and subject to the conditions of this Agreement, and the other transactions related to the Rollover contemplated hereby, each Rollover Shareholder acknowledges, covenants and agrees as follows:

(a) Such Rollover Shareholder has the information that it deems necessary to determine whether to enter into this Agreement and that such Rollover Shareholder’s obligation to contribute the Rollover Shares to be contributed by it pursuant hereto shall be enforceable against such Rollover Shareholder notwithstanding the fact that the exact number of shares (or fractions thereof) of Exchange Equity to be issued and received in exchange therefor has not been determined, and is unknown, as of the date of the execution of this Agreement.

(b) None of this Agreement (or any term or provision hereof), the issuance of the Exchange Equity, or any other transaction comprising the Rollover creates any employee/employer relationship or other similar relationship between Holdings, the Company or any of its Subsidiaries or any of Holdings’ or the Company’s Affiliates, on the one hand, and such Rollover Shareholder, on the other hand.

(c) All rights and obligations of such Rollover Shareholder with respect to its Exchange Equity received pursuant to this Agreement, including in respect of voting and transfer rights, shall be as provided by law or in Holdings’ Certificate of Incorporation, Bylaws and Stockholders Agreement.

(d) THE EXCHANGE EQUITY ISSUED TO SUCH ROLLOVER SHAREHOLDER HAS NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS AND SUCH ROLLOVER SHAREHOLDER’S INVESTMENT IN THE EXCHANGE EQUITY IS SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR OTHER MARKET FOR THE EXCHANGE EQUITY NOR IS ANY LIKELY TO DEVELOP. HOLDINGS HAS A LIMITED FINANCIAL HISTORY AND HOLDINGS, INCLUDING ITS SUBSIDIARIES, HAS BORROWED SUBSTANTIALLY ALL OF THE FUNDS AVAILABLE TO IT TO ACQUIRE THE COMPANY. SUCH ROLLOVER SHAREHOLDER ACKNOWLEDGES THAT IT MAY AND CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT IN THE EXCHANGE EQUITY AND THAT IT UNDERSTANDS IT MAY HAVE TO HOLD SUCH INVESTMENT INDEFINITELY.

(e) The value of the Exchange Equity to be received by such Rollover Shareholder may not equal the fair market value of the Rollover Shares being exchanged therefore.

(f) Excellere Capital Management, LLC (“Excellere”) (or an Affiliate thereof) will receive from the Company, pursuant to a Management Agreement to be executed by the Company and Excellere, certain fees and rights to receive reimbursement of certain costs and expenses.

(g) Excellere or an Affiliate thereof will have the power to designate a majority of the Company’s directors, and will therefore be able to control the direction and future operations of the Company.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile or receipted overnight courier services shall be deemed duly given on the business day received if received prior to 5:00 p.m. local time or on the following business day if received after 5:00 p.m. local time or on a non-business day, addressed to the respective parties hereto as follows:

To Holdings	MedPak Holdings, Inc.
100 Fillmore Place, Suite 300
Denver, CO 80206
	Attn:	Robert A. Martin
Matthew C. Hicks
	Fax:	(303) 764-2411

with a copy to (which	Excellere Partners
shall not constitute notice):	100 Fillmore Place, Suite 300
Denver, CO 80206
	Attn:	Robert A. Martin
Matthew C. Hicks
	Fax:	(303) 764-2411

and a copy to (which	Hogan & Hartson, LLP
shall not constitute notice):	One Tabor Center
1200 Seventeenth St., Suite 1500 Denver, CO 80202
	Attn:	George A. Hagerty, Esq.
	Fax:	(303) 899-7333

To any Rollover Shareholder:	[Stockholder]
c/o MTS Medication Technologies, Inc. 2003 Gandy Boulevard North St. Petersburg, Florida 33702 Facsimile: (727) 579-8067

and to such holder at the address set forth for such holder on the Accredited Investor Questionnaire or to such other representative or at such other address as such Person may furnish to the other parties in writing.

Section 4.2 Assignment; Successors In Interest. No Rollover Shareholder may make any assignment, delegation or transfer of any of its rights, interests, and obligations hereunder without, in each case, the prior written consent of Holdings. Holdings may not make any assignment, delegation or transfer of any of its rights, interests, and obligations hereunder without, in each case, the prior written consent of the Rollover Shareholders. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 4.3 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.4 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 4.5 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 4.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 4.7 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their respective successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 4.8 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 4.9 Integration. This Agreement, the Merger Agreement and the documents executed pursuant hereto or thereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 4.10 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents as any Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 4.11 Transaction Costs. Each Party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

[Remainder of this page intentionally left blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

HOLDINGS:

MEDPAK HOLDINGS, INC.

By:	/s/ Robert A. Martin
Name:	Robert A. Martin
Title:	Chairperson and President

ROLLOVER SHAREHOLDER:

JADE PARTNERS

By:	/s/ Todd E. Siegel
Name:	Todd E. Siegel
Title:	Trustee of the Siegel Family QTIP Trust, as Managing General Partner

[Signature Page to Contribution and Rollover Agreement]

/s/ Michael D. Stevenson
Michael D. Stevenson

[Signature Page to Contribution and Rollover Agreement]

/s/ Peter A. Williams
Peter A. Williams

[Signature Page to Contribution and Rollover Agreement]

/s/ Ron Rosenbaum
Ron Rosenbaum

[Signature Page to Contribution and Rollover Agreement]

SCHEDULE 1

ROLLOVER SHAREHOLDERS

Rollover Shareholder	Minimum Contribution
Jade Partners	863,479 shares of the Company’s Common Stock
Michael D. Stevenson	100,000 shares of the Company’s Common Stock
Peter A. Williams	40,000 shares of the Company’s Common Stock
Ron Rosenbaum	40,000 shares of the Company’s Common Stock